Exhibit 99.1
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS to Acquire Boston Proper
A Direct To Consumer Women’s Fashion Brand Complementary to Chico’s Existing Brands
     Fort Myers, FL - August 17, 2011 - Chico’s FAS, Inc. (NYSE:CHS) announced today a definitive agreement to acquire Boston Proper Inc., a Boca Raton, Florida based privately held direct-to-consumer retailer of distinctive women’s apparel and accessories. The $205 million transaction funded from available cash balances is expected to be immediately accretive to Chico’s earnings in its first full year of operations before giving any consideration to potential synergies. Synergy opportunities include marketing, circulation and sourcing among others.
     Commenting on the acquisition, Chico’s FAS CEO and President David Dyer said, “Boston Proper has grown and thrived by offering women daring, modern fashion with a sensual feel through compelling catalogs, direct marketing campaigns and its on-line channel. Boston Proper’s brand focus is highly complementary to our existing brands’ customer experience, adds significant volume to our direct-to-consumer channel and provides us new opportunities to grow market share. Boston Proper’s talented management team can now accelerate its strategic initiatives to grow revenues and profitability by leveraging our capabilities.”
     Dyer added, “I am also very pleased that our companies are well aligned culturally. We have a mutual focus on high quality fashion merchandise and personal service, developed by building lifetime relationships with our customers. With my ten years of experience in direct marketing — both through catalog marketing and pioneering e-commerce – with Lands’ End, I believe Boston Proper will be a terrific growth vehicle for Chico’s FAS and is a great addition to our brand portfolio of Chico’s, White House|Black Market and Soma Intimates.
     Sheryl Clark, Boston Proper’s President and CEO stated, “We are excited to become part of the Chico’s FAS family. Working closely with Dave and his management team, our focus will be to accelerate our growth by delivering more value to our customer base and attracting new customers to our brand.”
     Following the closing of the transaction, Boston Proper will operate as a stand-alone division within Chico’s FAS, under the leadership of Ms. Clark as President, who will report to Mr. Dyer. Michael Tiernan, former CEO and current Chairman, who began the company as an entrepreneur serving a niche market, will be retiring. Boston Proper’s operations will remain in Boca Raton for the foreseeable future.
     Boston Proper, known for its “Wear It Like No One Else” tagline, achieved net revenues of approximately $110 million for fiscal year 2010, a double-digit percentage improvement over the prior year. Boston Proper has successfully grown revenues, profits and its customer base in each of the last three years. Year-to-date, 2011 Boston Proper’s revenues have grown by approximately 13%.
     The transaction is anticipated to close within 45 days but is subject to customary closing conditions and regulatory review, including federal government review under the Hart-Scott-Rodino Premerger Notification Act. Chico’s FAS was advised on the transaction by Peter J. Solomon Company. Boston Proper was advised on the transaction by Janney Montgomery Scott.
     Chico’s FAS, Inc. will host a conference call with security analysts today, August 17, 2011, beginning at 8:30 a.m. EDT to review the announced acquisition as well as the operating results for the second quarter ended July 30, 2011. The phone number for the call is 866-843-0890 (international callers should use 412-317-9250). Interested participants should call a few minutes prior to the 8:30 a.m. start, keying in the entry number 2346490 in order to be placed in queue.
     The live call is also being webcast over the Internet by Thomson Street Events and is being delivered over their investor distribution network. Individual investors can listen to the webcast at http://www.earnings.com/. Institutional subscribers can access the webcast at http://www.streetevents.com/. The webcast will also be available at the Events Calendar page of the Chico’s FAS, Inc. corporate Web site, http://www.chicosfas.com.
ABOUT CHICO’S FAS, INC.
     The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,221 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
     The Chico’s brand currently operates 598 boutiques and 78 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
     White House | Black Market currently operates 354 boutiques and 25 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whbm.com.
     Soma Intimates is the Company’s developing concept with 150 boutiques and 16 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.

About Boston Proper
Boston Proper is a leading direct-to-consumer retailer of women’s high-end apparel and accessories based in Boca Raton, Florida. Boston Proper provides unique, distinctive fashion designed for today’s independent, confident and active woman. The merchandise focus is about creating a daring, modern style with a sensual feel and is available exclusively through the Boston Proper catalog and website, www.bostonproper.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.

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